UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	Reaves Sustainable Infrastructure Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1290 Broadway, Suite 1000

Denver, Colorado 80203

Telephone Number:	(303) 623-2577

Name and Address of Agent for Service of Process:

Joseph B. Rhame
1290 Broadway, Suite 1000

Denver, Colorado 80203

With Copies to:

Allison M. Fumai, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [   ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 24th day of February, 2020.

Reaves Sustainable Infrastructure Fund

/s/ Joseph B. Rhame
By: Joseph B. Rhame
Title: Trustee and President

Attest:

/s/ David M. Pass
By: David M. Pass
Witness